UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 26, 2023

Hippo Holdings Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39711	32-0662604
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

150 Forest Avenue
Palo Alto, California 94301
650 294-8463
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	HIPO	New York Stock Exchange
Warrants to purchase common stock	HIPO.WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

To further drive efficiency and increase focus on the strategic priorities of Hippo Holdings Inc. (the “Company”), on October 26, 2023 the Company initiated an organizational realignment, including an involuntary workforce reduction affecting up to approximately 120 employees, which represents approximately 20% of the Company’s worldwide workforce. The Company notified the majority of the affected employees on October 26, 2023, with most job eliminations effective on November 1, 2023. In the fourth quarter of 2023, the Company expects to record charges of approximately $2.2 million to $2.7 million for severance, benefits, and related costs as a result of these actions, materially all of which is expected to result in cash expenditures in the same period. The Company is continuing to review the potential impact of the reduction, including facility lease exits and additional employee related costs, and is unable to estimate any additional restructuring costs or charges at this time. If the Company subsequently determines that it will incur additional material restructuring costs or charges, it will amend this Current Report on Form 8-K with respect to such determination.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Exhibit Title or Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 26, 2023

HIPPO HOLDINGS, INC.

By:	/s/ STEWART ELLIS
Stewart Ellis
Chief Financial Officer